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EXHIBIT 99.1

        LANTRONIX EXPECTS IMPROVED RESULTS FOR FISCAL 2005 SECOND QUARTER REVENUES FROM CONTINUING OPERATIONS EXPECTED TO BE HIGHER YEAR-OVER-YEAR;
                       CORE BUSINESS CONTINUES TO EXPAND

IRVINE, CA, JANUARY 10, 2005 - Lantronix, Inc. (NASDAQ: LTRX) today disclosed its expectations that the company's results for the second quarter ended December 31, 2004 would include higher year-over-year revenues from its continuing operations. The company expects to report approximately $12.7-12.8 million in revenues for the second fiscal quarter. The company reported $12.5 million in revenues for the quarter ended December 31, 2003 and $11.0 million in revenues for the preceding quarter ended September 30, 2004. Cash usage in the quarter ended December 31, 2004 was approximately $1.0 million, consistent with earlier guidance.

"Sales during the December quarter were strong as we returned to the year-over-year growth trend that has dominated our core business performance over the last eighteen months," said Marc Nussbaum, president and chief executive officer. "At the same time, we are taking additional actions to achieve substantial cost savings that will reduce our expense levels going into our fiscal year-end, June 30, 2005. Ultimately, this will enable Lantronix to achieve positive cash flow at lower than our previously stated target of $14-15 million in quarterly revenues."

After completing its accounting processes for the quarter, the company is expected to announce its final results for the second fiscal 2005 quarter on Thursday, February 10, 2005.

About Lantronix

Lantronix, Inc. (NASDAQ: LTRX) provides technology solutions that deliver Net Intelligence(TM), helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding anticipated results, including cash usage for the second fiscal quarter and statements regarding future performance, including statements regarding the point at which positive cash flow is achieved, are forward looking statements. Factors that might affect actual outcomes include, but are not limited to the finalized accounting for the quarter ended December 31, 2004, including accounting adjustments that may be made in closing the financial records for this quarter, achievement of certain cost reduction objectives, relatively stable operating costs incurred from quarter to quarter, market acceptance of Lantronix products by our customers, future revenues, future margins, cash usage, cash breakeven revenue levels, and financial performance. For a more detailed discussion of these and associated risks, see the Company's most recent documents filed with the Securities and Exchange Commission. Lantronix undertakes no obligation to update any forward-looking statements to reflect new information or events or for any other reason.

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Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

Media Contacts:    Jim Kerrigan, CFO
                   Lantronix
                   949-453-3990